EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Premier Financial Bancorp, Inc. of our report dated March 16, 2015 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Premier Financial Bancorp, Inc. for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the prospectus.

Crowe Horwath LLP

/s/ Crowe Horwath LLP

Louisville, Kentucky
October 15, 2015